EXHIBIT 2.1

                          STOCK PURCHASE AGREEMENT
                                  REGARDING
                             HEFTLER REALTY CO.

                              November 2, 1994


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                              TABLE OF CONTENTS

                                                                        Page

1.   Definitions

2.   Purchase and Sale of Purchased Shares  . . . . . . . . . . . . . . .  6
     (a) Basic Transaction  . . . . . . . . . . . . . . . . . . . . . . .  6
     (b) Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . .  6
     (c) Good Faith Deposit . . . . . . . . . . . . . . . . . . . . . . .  6
     (d) Diligence Period . . . . . . . . . . . . . . . . . . . . . . . .  7
     (e) The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
     (f) Deliveries at the Closing  . . . . . . . . . . . . . . . . . . .  7
     (g) Dividends for Taxes of Seller  . . . . . . . . . . . . . . . . .  7

3.   Representations and Warranties of the Buyer. . . . . . . . . . . . .  8

     (a) Organization, Power  . . . . . . . . . . . . . . . . . . . . . .  8
     (b) Authorization of Transaction . . . . . . . . . . . . . . . . . .  8
     (c) Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . .  8
     (d) Investment . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     (e) Noncontravention of the Buyer  . . . . . . . . . . . . . . . . .  8

4.   Representations and Warranties of the Seller . . . . . . . . . . . .  9

     (a) Authorization of Transaction . . . . . . . . . . . . . . . . . .  9
     (b) Noncontravention of the Seller . . . . . . . . . . . . . . . . . 10
     (c) Brokers' Fees of the Seller  . . . . . . . . . . . . . . . . . . 10
     (d) Organization, Qualification and Corporate Power  . . . . . . . . 10
     (e) Capitalization of the Company  . . . . . . . . . . . . . . . . . 11
     (f) Ownership of the Joint Venture, etc  . . . . . . . . . . . . . . 11
     (g) Noncontravention of the Company, etc . . . . . . . . . . . . . . 11
     (h) Financial Statements . . . . . . . . . . . . . . . . . . . . . . 12
     (i) Events Subsequent to Date of Audited Financial Statements  . . . 12
     (j) Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . 14
     (k) Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     (l) Leasehold for Company Headquarters . . . . . . . . . . . . . . . 17
     (m) Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . 17
     (n) Intellectual Property  . . . . . . . . . . . . . . . . . . . . . 22
     (o) Personal Property  . . . . . . . . . . . . . . . . . . . . . . . 23
     (p) Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     (q) Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     (r) Notes and Accounts Receivable  . . . . . . . . . . . . . . . . . 25
     (s) Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     (t) Product Warranty . . . . . . . . . . . . . . . . . . . . . . . . 26
     (u) Product Liability  . . . . . . . . . . . . . . . . . . . . . . . 26
     (v) Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     (w) Employee Benefits Plans  . . . . . . . . . . . . . . . . . . . . 27
     (x) Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     (y) Environment, Health, and Safety  . . . . . . . . . . . . . . . . 31
     (z) Transactions with Related Parties  . . . . . . . . . . . . . . . 32
     (aa) Special Taxing Districts  . . . . . . . . . . . . . . . . . . . 32
     (bb) Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . 32

5.   Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . 32

     (a) General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     (b) Notices and Consents . . . . . . . . . . . . . . . . . . . . . . 32
     (c) Operation of Business  . . . . . . . . . . . . . . . . . . . . . 33
     (d) Preservation of Business . . . . . . . . . . . . . . . . . . . . 33
     (e) Full Access  . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     (f) Notice of Developments . . . . . . . . . . . . . . . . . . . . . 33
     (g) Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     (h) Title Insurance  . . . . . . . . . . . . . . . . . . . . . . . . 33
     (i) Platting of Pembroke Shores  . . . . . . . . . . . . . . . . . . 34
     (j) Lawsuits . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     (k) Acquisition and Disposition of Real Property . . . . . . . . . . 34
     (l) Tax Information  . . . . . . . . . . . . . . . . . . . . . . . . 34
     (m) Sale of Joint Venture Property, etc  . . . . . . . . . . . . . . 34
     (n) Option to Exclude Assets . . . . . . . . . . . . . . . . . . . . 34

6.   Post-Closing Covenants . . . . . . . . . . . . . . . . . . . . . . . 34

     (a) General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     (b) Litigation Support . . . . . . . . . . . . . . . . . . . . . . . 35
     (c) Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     (d) Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . 35
     (e) Life Insurance Policies  . . . . . . . . . . . . . . . . . . . . 36
     (f) Dividends for Taxes  . . . . . . . . . . . . . . . . . . . . . . 36
     (g) Barnett Financing Statements . . . . . . . . . . . . . . . . . . 36

7.   Conditions to Obligation to Close and Covenant of Seller . . . . . . 36

     (a) Conditions to Obligation of the Buyer . . . . . . . . . . . . .  36
     (b) Conditions to Obligation of the Seller  . . . . . . . . . . . .  39
     (c) Financing from Herbert Heftler  . . . . . . . . . . . . . . . .  40

  8.   Remedies; Indemnifications . . . . . . . . . . . . . . . . . . . . 41

       (a) General  . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
       (b) Survival of Representations and Warranties . . . . . . . . . . 41
       (c) Post-Closing Indemnification Provisions
             for Benefit of the Buyer . . . . . . . . . . . . . . . . . . 41
       (d) Post-Closing Indemnification Provisions
        for Benefit of the Seller . . . . . . . . . . . . . . . . . . . . 43
       (e) Matters Involving Third Parties  . . . . . . . . . . . . . . . 43
       (f) Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . 44
       (g) Other Indemnification Provisions . . . . . . . . . . . . . . . 44

9. Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

     (a) Termination of Agreement . . . . . . . . . . . . . . . . . . . . 45
     (b) Effect of Termination  . . . . . . . . . . . . . . . . . . . . . 45

10. Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45

     (a) Press Releases and Public Announcements  . . . . . . . . . . . . 45
     (b) No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . 45
     (c) Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . 45
     (d) Succession and Assignment  . . . . . . . . . . . . . . . . . . . 46
     (e) Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     (f) Heading  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     (g) Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     (h) Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . 47
     (i) Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . 47
     (j) Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 47
     (k) Cost of Transaction  . . . . . . . . . . . . . . . . . . . . . . 48
     (l) Legal Fees & Costs . . . . . . . . . . . . . . . . . . . . . . . 47
     (m) Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . 47
     (n) Obligations of Seller  . . . . . . . . . . . . . . . . . . . . . 47
     (o) Construction . . . . . . . . . . . . . . . . . . . . . . . . . . 47
     (p) Incorporation of Exhibits, Annexes, and Schedules  . . . . . . . 48
     (q) Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . 48
     (r) Hart-Scott-Rodino  . . . . . . . . . . . . . . . . . . . . . . . 48
     (s) Time of Essence  . . . . . . . . . . . . . . . . . . . . . . . . 48

(t) WAIVER OF TRIAL BY JURY . . . . . . . . . . . . . . . . . . . . . . . 48

(u) Power of Attorney; Deposit of Shares  . . . . . . . . . . . . . . . . 49

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                            STOCK PURCHASE AGREEMENT

     Agreement ("Agreement") entered into as of November 2, 1994 by and between Continental Homes Holding Corp., a Delaware corporation (the "Buyer"), and those persons set forth on Exhibit A hereto (collectively and severally, "Seller").

     Seller owns all of the issued and outstanding capital stock of the Heftler Realty Co., a Florida corporation ("Company"); and each Person comprising the Seller owns that number of shares of the Seller's capital stock set forth opposite his name on Exhibit A.

     This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the issued and outstanding capital stock of the Company ("Purchased Shares") in return for the consideration specified below.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties hereto agree as follows.

1.   Definitions.

     "Adverse Consequences" means all material actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local or foreign law.

     "Assets" means all property and interests of the Company, whether real, personal or mixed, tangible or intangible, wherever located, as of the date hereof and acquired after the date hereof but prior to Closing.

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that if known to a reasonable person would cause such reasonable person to determine that a particular specified consequence is likely to result therefrom.

     "Buyer" has the meaning set forth in the preface above.

     "Closing" has the meaning set forth in Section 2(e) below.

     "Closing Date" has the meaning set forth in Section 2(e) below.

     "Code" means the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.
     "Company" has the meaning set forth in the preface above.

     "Company Names" has the meaning set out in Section 4(o)(iii).

     "Confidential Information" means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

     "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

     "Disclosure Schedule" has the meaning set forth in Section 4 below.

     "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970 each as amended, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings, thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "Environmental Reports" mean all reports, studies and audits prepared by environmental consultants relating to the Assets which were prepared at the request of or are otherwise in the possession of the Company or the Seller.

     "Extremely Hazardous Substance" means any chemical or substance: (i) contained in the list published under Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended; (ii) contained in the United States Department of Transportation Hazardous Materials Table (49 CFR
Section 172.101, including the appendix to Section 172.101); (iii) identified by the Environmental Protection Agency as a Hazardous substance in 40 CFR Part 302;
(iv) any asbestos containing material; (v) petroleum or any petroleum product or material in any way derived from or concerning any petroleum product or any oil or substances containing oil.

     "Financial Statements" has the meaning set forth in Section 4(i) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Party" has the meaning set forth in Section 8 below. "Indemnifying Party" has the meaning set forth in Section 8 below.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all rights of publicity with respect to the Company Names, (f) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (g) all computer software (including data and related documentation), (h) all other proprietary rights, and (i) all copies and tangible embodiments (in whatever form or medium) of all of the foregoing items included within the definition of Intellectual Property.

     "Interim Financial Statements" has the meaning set forth in Section 4(i) below.

     "Joint Venture" means HHP Venture, a Florida joint venture, of Pasadena Homes, Inc., a Florida corporation, Heftler Realty Co., a Florida corporation, and K. Hovnanian at Pembroke Isles, Inc., a Florida corporation, pursuant to the Joint Venture Agreement.

     "Joint Venture Agreement" means that certain Agreement dated November 18, 1993, as amended by that First Amendment to Agreement dated December 15, 1993, by that Second Amendment to Agreement dated July 20, 1994, by and among the partners of the Joint Venture, and by that Third Amendment to Agreement, dated October 28, 1994.

     "Knowledge" means actual knowledge after reasonable investigation; provided, however, that

          (a) Knowledge of any Person included in the term "Seller" shall be imputed to all persons constituting the Seller; and

          (b) reasonable investigation by Seller with respect to any matters shall mean that Seller has made inquiry of (i) employees, officers, directors. shareholders, agents, managers, independent contractors and partners (as applicable) of the Company and the Joint Venture who Seller believes have within their job responsibilities the duty to monitor such matters, (ii) M. Randolph Prince with respect to tax matters only and (iii) consulting engineers, architects, land planners, attorneys and accountants, if any, hired by the Company or the Joint Venture with respect to matters handled or analyzed by them.

     "Liability" means any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including without limitation any liability for Taxes and any liability under Environmental, Health and Safety Laws.

     "Material Adverse Effect" means a material adverse effect on the business, financial condition, operations, or results of operations of the Company or the Joint Venture or an event or occurrence that prevents the parties from consummating the transactions contemplated by this Agreement.

     "NationsBank" means NationsBank of Florida, N.A.

     "NationsBank Agreement" means that Master Loan Agreement, dated as of August 29, 1994, by and between the Company and NationsBank and all other Loan Documents (as such term is defined in such Master Loan Agreement).

     "Ordinary Course of Business" means the ordinary and usual course of the Company's business consistent with the Company's past custom and practice and sound industry practice (including with respect to quantity, quality, price and frequency).

     "Outside Closing Date" has the meaning set forth in Section 2(e) below.

     "Owned Real Property" has the meaning set forth in Section 4(n)(i) of the Disclosure Schedule.

     "Pembroke Shores" means that real property described on Exhibit   B
hereto.

     "Person" means any natural or legal entity, including, without limitation, an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Preferred Builder's Warranty Program" means the limited dwelling warranty program made available pursuant to that Dwelling Warranty attached
as Exhibit   C, by Preferred Builders Warranty Corp. to purchasers of
certain homes constructed by the Company.
     "Purchase Price" has the meaning set forth in Section 2(b) below.

     "Purchased Shares" means all of the issued and outstanding shares of the capital stock of the Company as of the date hereof and as of Closing.

     "Securities Act" means the Securities Act of 1933, as amended, and regulations promulgated thereunder.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, or other security interest, including nonconsensual liens, other than liens for Taxes not yet due and payable.

     "Seller" has the meaning set forth in the preface above.

     "Skylake Letter of Credit" means that Irrevocable Letter of Credit No. 354 in the amount of $2,275,800.00 issued August 1, 1994 by The Skylake State Bank for the account of the Company in favor of Broad and Cassel.

     "Stockholders' Agreements" means collectively: (i) that Stockholders' Agreement, dated as of October 1, 1988, by and among Herbert Heftler, Monica
A. Heftler, Roger Heftler, Thomas Iglesias, Joel B. Kovin, Candace Sharpsteen and Jack Shell (collectively the "Stockholders"), and the Company, as amended by that First Amendment to Stockholders' Agreement, dated as of May 31, 1991, between the Stockholders and the Company, as amended by that Termination Agreement, dated as of September 22, 1992, by and among the Stockholders, Richard Molinari and the Company, and as amended by that Second Amendment to Stockholders' Agreement, dated as of November 2, 1993, by and between the Stockholders and the Company; (ii) that Stockholders' Agreement, by and among the Company, Herbert Heftler, Monica Heftler and Roger Heftler; (iii) that Stockholders' Agreement, dated as of May 31, 1991, by and among the Company, Herbert Heftler and Roger Heftler, as amended by that First Amendment to Stockholders' Agreement, dated as of September 27, 1991, by and among the Company, Herbert Heftler and Roger Heftler; and (iv) that Stockholders' Agreement, dated as of May 31, 1991, by and among the Company, Herbert Heftler and Joel B. Kovin.
     "Stock Incentive Plan" means that Stock Incentive Plan of the Company adopted pursuant to that consent in writing of the Directors of the Company dated September 9, 1988.

     "Surveys" has the meaning set forth in Section 5(i) below.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp (including, without limitation documentary stamp tax and surtax), intangibles, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs-duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Title Policies" means those certain policies of owner's title insurance insuring the title to the Owned Real Property and the endorsements thereto listed in Section 4(m)(i) of the Disclosure Statement (also see

Section 4(m)(i)(O) below).

     "Unaudited" means as prepared by the Company.

2.         Purchase and Sale of Purchased Shares.

     A. Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Purchased Shares for the consideration specified below in this Section 2.

     B. Purchase Price. The total consideration (the "Purchase Price") for the sale, transfer, conveyance and delivery of the Purchased Shares to the Buyer and the covenant not to compete set forth in Section 6(e) is the sum of $28,500,000. The Purchase Price shall be payable by application of the Good Faith Deposits (as defined in this Section 2) to payment of the Purchase Price at Closing, with the balance of the Purchase Price to be paid to Seller at Closing by means of a completed Federal Funds transfer of immediately available funds to such bank and account within the continental United States of America designated by the Seller to the Buyer in writing at least five business days prior to the Closing Date.

     C. Good Faith Deposit. Upon execution and delivery of this Agreement by Seller and Buyer, Buyer will deposit $100,000 with Mershon, Sawyer, Johnston, Dunwody & Cole as escrow agent ("Escrow Agent"), which amount shall be placed in an interest bearing escrow account at such federally insured financial institution as Seller and Buyer may mutually agree and designate to Escrow Agent. Such amount (inclusive of interest) ("Initial Deposit") shall be refunded to Buyer if at any time during the Due Diligence Period (as defined below in this Section 2) Buyer shall determine, in its sole discretion, that Buyer is not satisfied with the results of its due diligence and shall give written notice to Seller and Escrow Agent that Buyer is declining to proceed with the transaction herein contemplated or Seller shall breach or terminate this Agreement. If no such notice is given on or before the expiration of the Due Diligence Period, the Initial Deposit shall not be refundable to Buyer except as otherwise provided herein, and the Buyer shall thereupon deliver to Escrow Agent an additional $400,000 deposit to bind the transaction herein contemplated, which additional deposit shall also be placed into the interest bearing escrow account ("Second Deposit"). The Initial Deposit and the Second Deposit, inclusive of all interest earned thereon, are herein referred to collectively as the "Good Faith Deposit". If the Closing shall fail to occur through no fault or breach of Buyer, the Good Faith Deposit shall be refundable in full to Buyer upon written demand of Buyer to Escrow Agent. If the Closing shall occur, the Good Faith Deposit shall be applied to the payment of the Purchase Price. If the Closing shall fail to occur as a result of Buyer's breach of this Agreement, the Good Faith Deposit shall be paid to and retained by Seller as agreed and liquidated damages, and not as a penalty, as Seller's sole and exclusive remedy hereunder. The parties recognize and agree that Seller's damages upon Buyer's default would be substantial but are not ascertainable with any degree of certainty, and the parties have therefore determined that forfeiture of the Good Faith Deposit to Seller is a fair and reasonable provision for liquidated damages.

The parties hereto agree to execute and deliver to Escrow Agent an Escrow Agreement, substantially on the foregoing terms and with such additional provisions as the Escrow Agent may reasonably require, upon the execution and delivery of this Agreement and further agree to thereafter timely provide Escrow Agent with such written instructions as may be reasonably necessary or appropriate to carry out the foregoing terms. In all events, the Escrow Agent shall have the right (but not the obligation) to institute an interpleader action if any conflict, dispute or claim shall arise concerning the Good Faith Deposit or any part thereof. The Escrow Agent shall have no liability for its acts or omissions in the performance of its duties as Escrow Agent unless the same shall be judicially determinated to constitute gross negligence or willful misconduct. The parties acknowledge that the Escrow Agent is counsel to Buyer but is acting solely in a ministerial capacity with respect to the Good Faith Deposit at the request of and as an accommodation to the parties. The parties knowingly and voluntarily waive any claim of conflict against the Escrow Agent with respect to the Good Faith Deposit, the Escrow Agreement herein contemplated and the Escrow Agent's performance thereunder.

     D. Diligence Period. Buyer shall be afforded the right to conduct such due diligence reviews and inspections of the Company, the Assets, the Joint Venture and matters pertaining thereto as Buyer shall, in its sole discretion, deem expedient for a period ("Due Diligence Period") ending on November 2, 1994. Seller agrees to fully cooperate with Buyer and will use its best efforts to cause the Company, its employees and all others to cooperate with Buyer in all due diligence reviews Buyer may wish to conduct. Buyer shall have the absolute right to terminate this Agreement and receive a refund of the Initial Deposit for any reason whatsoever by giving written notice of termination to Seller and Escrow Agent on or before expiration of the Due Diligence Period; and upon such termination neither Seller nor Buyer shall any further rights or obligations under this Agreement.

     E. The Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Mershon Sawyer in Miami, Florida, commencing at 9:00 a.m. local time on or before November 30, 1994 or such date as the Buyer and the Seller may mutually determine, or on such other date to which the Closing may be extended as provided below in the following sentence (the date on which Closing actually occurs is herein called the "Closing Date"). If all conditions to Closing have been accomplished or waived, except that the waiting period under the Hart-Scott-Rodino Act shall not have expired or been terminated, then Buyer or Seller may elect to extend the Closing Date to a date no later than December 31, 1994 (the "Outside Closing Date").

     F. Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of the Purchased Shares, endorsed in blank, or accompanied by duly executed assignment documents, with the signatures thereon guaranteed by a commercial bank located in Dade County, Florida selected by the Seller and reasonably satisfactory to the Buyer, (iv) Seller and Buyer will execute and deliver a joint written instruction to Escrow Agent to disburse the Good Faith Deposit to the order of Seller, and (v) the Buyer will deliver to the Seller the balance of the Purchase Price specified in
Section 2(b) above.

     G. Dividends for Taxes of Seller. At the Closing, the Seller will cause the Company (i) to estimate the book income before tax for the Company for the period January 1, 1994 through the Closing Date, (ii) to pay to the Seller a dividend in an amount equal to 39.6% of such income for that period, which dividend shall not be duplicative of any dividend paid prior to the Closing Date, and (iii) pay to the Seller a dividend representing the Seller's deferred personal federal income taxes for 1993 in the amount of $481,000.00 which dividend shall not be duplicative of any dividend paid to the Seller prior to the Closing Date.

3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this
Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

     A. Organization, Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The copy of the Certificate of Incorporation of Buyer certified by the Secretary of State of the State of Delaware and the copy of the By-Laws of Buyer certified by the Secretary of Buyer attached hereto as Exhibit D are true and correct.

     B. Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to lawfully and effectively consummate the transactions contemplated by this Agreement, except for the filing required under the Hart-Scott-Rodino Act.

     C. Brokers' Fees. The Buyer has not engaged any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

     D. Investment. The Buyer is not acquiring the Purchased Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act. Buyer understands and acknowledges that the Purchased Shares have not been, and will not be registered under the Securities Act, or the state securities or Blue Sky laws of any jurisdiction, and that the transaction contemplated by this Agreement has not been reviewed by, passed on or submitted to any federal or state agency or commission. Buyer understands that its acquisition of the Purchased Shares is intended to be exempt from registration under the Securities Act. Buyer will not sell or otherwise transfer the Purchased Shares without registration under the Securities Act and applicable state securities laws or relying on an exemption therefrom, and fully understands and agrees that it must bear the economic risks of its purchase for an indefinite period of time because, among other reasons, the Purchased Shares have not been registered under the Securities Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned, hypothecated or otherwise disposed of unless the Purchased Shares are subsequently registered under the Securities Act and under the applicable securities laws of the appropriate states or unless an exemption from such registration is available.

     E. Noncontravention of the Buyer. Except where it will not have a Material Adverse Effect, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or a court, to which Buyer is subject or any provision of its charter or bylaws, or (B) conflict with, or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement, to which Buyer is a party or by which it is bound or to which any of its assets is subject.

4. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof, initialed by the parties and attached hereto as Exhibit E (the "Disclosure Schedule"). Each item in the Disclosure Schedule that is an exception to the representations and warranties set forth in this Section 4 must reference at least one particular lettered and numbered paragraph of this Section 4 to which such exception applies. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule shall not be deemed adequate to disclose an exception to a representation or warranty made herein, it being necessary for Seller to give some explanation of the way in which the document or other item constitutes an exception, unless that is obvious.
The Seller need not disclose any item more than once as long as such item is disclosed in an appropriate Section of the Disclosure Schedule. Seller warrants that the Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this
Section 4. If prior to Closing Seller becomes aware of information that makes any disclosure set out in the Disclosure Schedule inaccurate, incomplete, or misleading, Seller shall promptly give written notice to Buyer of such information, and such written notice shall be an amendment to the Disclosure Schedule if Seller's notice expressly states that the notice is an amendment to the Disclosure Schedule. Without the prior consent of Buyer, Seller shall not, and shall not cause or permit the Company to, intentionally act or fail to act so as to cause an effect that would require an amendment to the Disclosure Schedule except for such amendments as might be necessitated by the operations of the Company in the Ordinary Course of Business. Any amendment of the Disclosure Schedule must be accepted in writing by Buyer as a condition precedent to the Buyer's obligations hereunder except for such amendments as might be necessitated by the operations of the Company in the Ordinary Course of Business.

     A. Authorization of Transaction. The Seller has full power and authority to execute and deliver this Agreement and to perform the Seller's obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. Except to comply with the Hart-Scott-Rodino Act, the Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     B. Noncontravention of the Seller. Except where it will not have a Material Adverse Effect, neither the execution and the delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of the Seller's assets is subject.

     C. Brokers' Fees of the Seller. Except for the payment to be made to Prudential Securities Incorporated (the "Prudential Securities Payment"), neither the Seller, the Joint Venture nor the Company has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated. The Seller acknowledges and represents its obligation to fully and timely pay the Prudential Securities Payment, and further acknowledges that said Payment shall not be paid by the Company, the Joint Venture or the Buyer. At Closing, Seller shall deliver to Buyer a written release executed by Prudential Securities Incorporated releasing the Company, the Joint Venture and the Buyer of any claim for brokerage, consulting or other fees and expenses.

     D.    Organization, Qualification and Corporate Power.

           i. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own and lease the Assets and to carry on its business and activities as currently conducted. Attached hereto as Exhibit F are true, correct and complete copies of the articles of incorporation and bylaws, each as amended to the date hereof, of the Company. The Company only does business in the State of Florida. The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

           ii. To Seller's Knowledge, the Joint Venture is a general partnership duly organized and validly existing under the laws of the State of Florida and has all requisite power and authority under the partnership laws of the State of Florida to own and lease the property and assets which it currently owns and leases and to carry on its business and activities as currently conducted. Attached hereto as Exhibit G is (A) a true, correct, and complete copy of the Joint Venture Agreement of the Joint Venture, as amended through the date of this Agreement, modified, or clarified to the date hereof, and (B) the Land Trust Agreement of the Joint Venture. To Seller's Knowledge, none of the joint venturers is in default under, or is in violation of, any provisions of the Joint Venture Agreement.

     E. Capitalization of the Company. The entire authorized capital stock of the Company consists of 10,000 shares of common stock of which 990 shares are issued and outstanding and 10 shares of common stock are held in treasury. All of the issued and outstanding Purchased Shares have been duly authorized, are validly issued, fully paid, and nonassessable, have not been issued in violation of the pre-emptive rights or first refusal rights of any Person, and are held beneficially and of record by the Seller free and clear of all liens, charges, encumbrances, claims, rights of others, mortgages, pledges, Taxes or Security Interests, and are not subject to any agreements or understandings among any Persons with respect to the voting or transfer thereof, except for any Security Interests set out in the Disclosure Schedule, all of which shall be released on or before the Closing Date. There are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon, the Seller or the Company to purchase or otherwise acquire any security of or equity interest in the Company. The Seller has full legal right to sell, assign and transfer the Purchased Shares to the Buyer and, upon delivery of the certificates representing the Purchased Shares to the Buyer pursuant to the terms hereof, the Buyer shall receive good and marketable title to the Purchased Shares free and clear of any liens, charges, encumbrances, pledges, Security Interests, claims or rights of others.

     F. Ownership of the Joint Venture, etc. Except for a 37.93% joint venture interest in the Joint Venture, the Company does not own or possess any interest (direct or indirect, contingent or otherwise) in any Person.
To Seller's Knowledge, the 62.07% interest in the Joint Venture not owned by the Company is owned as described in Section 4(f) of the Disclosure Schedule. The Company's ownership interests in the Joint Venture and the profits and losses thereof are free and clear of all liens, charges, encumbrances, claims, rights of others, mortgages, pledges, or Security Interests, and are not subject to any agreement or understanding between or among any Persons with respect to the transfer or voting thereof, except as set forth in the Joint Venture Agreement. There are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by, or binding upon the Company or the Joint Venture to purchase or otherwise acquire any security or equity interest in the Joint Venture. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating the Joint Venture to issue any ownership interests therein..

     G. Noncontravention of the Company, etc. To Seller's Knowledge and subject only to compliance with the Hart-Scott-Rodino Act, neither the execution and the delivery of this Agreement by the Seller, nor the consummation by the Seller of the Seller's obligations contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company, or to which the Joint Venture is subject or any provisions of the Joint Venture Agreement, or
(ii) except as set forth in Section 4(g) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which the Company or the Joint Venture is a party or by which either is bound or to which either of them is subject (or result in the imposition of any Security Interest upon either of their assets). Subject only to the Hart-Scott-Rodino Act, neither the Company nor the Joint Venture is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Seller to consummate the Seller's obligations under this Agreement.

     H.    Financial Statements.  Attached hereto (or not less than three
(3) business days prior to the Closing Date there shall be attached hereto) as Exhibit H are the following financial statements of the Company (collectively the "Financial Statements"): (i) audited balance sheet and statement of income, changes in stockholders' equity and cash flow as of and for the twelve month period ended May 31, 1994 ("Audited Financial Statements"); (ii) Unaudited balance sheets and statements of income and changes in stockholders' equity (the "Interim Financial Statements") as of and for the 5 month period ended October 31, 1994; and (iii) Unaudited balance sheet and statement of income and changes in stockholders' equity as of and for the fiscal year ended December 31, 1993 and December 31, 1992. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company, as of such dates and the results of operations of the Company for such periods, and are complete; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments (which will not be material, individually or in the aggregate) and lack footnotes and other presentation items. Section 4(h) of the Disclosure Schedule lists all Liabilities of the Company and the Joint Venture that are secured by any Security Interest, any purchase money liens, or liens having rental payments under capital lease arrangements.

     I.    Events Subsequent to Date of Audited Financial Statements.
Since the date of the Audited Financial Statements, other than as set out in the Disclosure Schedule, there has not been any change in the business, condition (financial or otherwise), operations, results of operations, or future prospects of the Company or the Joint Venture, except for such changes that would not have a Material Adverse Effect and except for changes in general economic conditions and laws, if any. Except as shown on the Financial Statements or the Disclosure Schedule, and without limiting the generality of the foregoing, since the date of the Audited Financial Statements neither the Company nor the Joint Venture has:

           i. sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

           ii. entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

           iii. been a party to or been bound by any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) which has been accelerated, terminated, modified or canceled by any other Person, except in the Ordinary Course of Business;

           iv. imposed any Security Interest upon any of its assets, tangible or intangible, except for the Company, pursuant to, and as contemplated by, the NationsBank Agreement;

           v. made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

           vi. made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

           vii. issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, except as may be otherwise agreed by Buyer and Seller;

           viii. delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

           ix. canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

           x. granted any license or sublicense of any rights under or with respect to any Intellectual Property;

           xi. suffered any change, or made or authorized any change, in its Articles of Incorporation or Bylaws or the Joint Venture Agreement, unless Buyer shall have received prior notice of such change and shall have consented thereto in writing;

           xii. issued, sold, or otherwise disposed of any of its capital stock or ownership interests or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or ownership interests;

           xiii. declared, set aside, or paid any dividend or made any distribution with respect to its capital stock or ownership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock or ownership interests, except for cash dividends paid or set aside by the Company in an amount sufficient for the payment of
(A) the Seller's personal federal income taxes for the period from January 1, 1994 through the Closing Date but Seller represents that such dividends shall not exceed 39.6% of the Company's book income before tax for that period, and shall not be duplicative of any dividend previously made for such purpose and (B) the Seller's deferred personal federal income taxes for 1993 in the amount of $481,000.00 to the extent not previously paid;

           xiv. experienced any damage, destruction, or loss (whether or not covered by insurance) to its property which damage, destruction or loss will have a Material Adverse Effect;

           xv. made any loan to, or entered into any other transaction with, any of its directors, officers, shareholders, partners, owners, independent contractors, managers and employees;

           xvi. entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

           xvii. granted any increase in the base compensation of any of its directors, officers, managers, independent contractors and employees outside the Ordinary Course of Business;

           xviii. adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Pension Benefit Plan as defined in
Section 4(w) below);

           xix. made any other change in employment terms or contractual arrangements for any of its directors, officers, managers, independent contractors and employees outside the Ordinary Course of Business;

           xx. made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

           xxi. suffered any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business;

           xxii. made any change in accounting methods or principles which would be required to be disclosed under GAAP, or reclassified or restated any material asset or liability;

           xxiii. mortgaged, pledged, or granted or permitted to be created and remain in existence any Security Interests on any of its assets or any of its ownership interest in the Joint Venture, other than liens for real and personal property taxes for the year 1994 which are not yet due and payable and other than pursuant to, and as contemplated by, the NationsBank Agreement; or

           xxiv.   committed to any of the foregoing.

     J. Legal Compliance. To Seller's Knowledge, each of the Company and the Joint Venture has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof); and no action, suit, proceeding, hearing, investigation, complaint, claim, demand, or notice has been filed or commenced against any of the Company or the Joint Venture alleging any failure so to comply.

     K.    Tax Matters.  To Seller's Knowledge:

           i. The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. Section 4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after July 31, 1987, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit or with respect to which a notice of audit has been received. All Taxes owed by the Company and each Person included within the Seller (whether or not shown on any Tax Return) have been paid except as shown in
Section 4(k) of the Disclosure Schedule. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. The Joint Venture has not filed and has never been required to file Tax Returns. No claim is being made by any authority in a jurisdiction where the Company or the Joint Venture does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Company or the Joint Venture that arose in connection with any failure (or alleged failure) to pay any Tax.

           ii. The Company and the Joint Venture have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any creditor, stockholder, owner, or other third party.
The Company and the Joint Venture have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor.

           iii. Neither Seller, the Company nor the Joint Venture expects any authority to assess any additional taxes for any period for which tax returns have been filed that are not specifically provided for in the Financial Statements. Without limiting the generality of the foregoing, the Seller warrants that the Company has no liability for any built-in gains tax under Code Sec. 1374 resulting from the sale of property during any of the Company's S Corporation years through the short period ending on the Closing Date. There is no dispute or claim concerning any Tax Liability of the Company or the Joint Venture either (A) claimed or raised by any authority in writing or (B) as to which any of the Seller, the directors and officers
(and employees responsible for Tax matters) of the Company and owners or manager of the Joint Venture has Knowledge. Except as shown on the Disclosure Schedule, the Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or the Joint Venture relating to tax periods ending on or after July 31, 1987 including but not limited to the final tax return filed by the Company as a "C" Corporation.

           iv. The Company has not filed and/or will not file prior to Closing any amendments to any Tax Returns previously filed by the Company.

           v. Neither the Company nor the Joint Venture has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

           vi. The Company has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. Neither the Company nor the Joint Venture has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). The Company has disclosed on its federal tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Sec. 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

           vii. Section 4(k) of the Disclosure Schedule sets forth the following information with respect to the Company and the Joint Venture as of the most recent practicable date: (A) the basis of the Company and the Joint Venture in their respective assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company; and (C) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction as set forth in Treas. Reg. Section 1.1502-3.

           viii. The unpaid Taxes of the Company (A) did not, as of the Interim Financial Statements, exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

           ix. Neither the Company, the Seller (with respect to the Company) nor the Joint Venture has any pending requests for rulings with any taxing authority.

           x. None of the property owned or used by the Company or the Joint Venture is subject to any lease other than a "true" lease as that term is commonly used for federal income tax purposes.

           xi. Neither the Company nor the Joint Venture is under any contractual obligation to indemnify any other person with respect to Taxes or is a party to any agreement providing for payment of Taxes, except as contemplated by this Agreement.

           xii. The Company will not be required, as a result of a change in method of accounting, to include any adjustment under Section 481(c) of the Code in any period after the Closing Date.

           xiii. Neither the Seller nor the Company (nor any director, officer or employee responsible for tax matters) is aware of facts, circumstances or events which could cause the Company to be classified as other than an "S corporation" or cause termination of its "S Corporation" status as defined at Code Section 1361 (including agreements, distributions or other facts which could result in a determination that the Company does not comply with Code
Section 1361(b)(1)(D)) for the entire period for which the Company has reported Taxes as an "S Corporation".

           xiv. The Company shall prepare all short period tax returns for the current tax year through the date of Closing. All taxable income earned by the Company through the date of Closing shall be included in such short- period return.

     L. Leasehold for Company Headquarters. The headquarters for the Company located at 9450 Sunset Drive, Miami, Florida 33173 is occupied pursuant to a lease agreement, a correct and complete copy of which, together with all amendments thereto, is attached hereto as Exhibit I (the "Headquarters Lease"). The Company does not have a leasehold interest in any other real property.

     M.    Real Property.

           i. Section 4(m) of the Disclosure Schedule lists and contains the legal description of all real property that the Company owns or has rights to acquire, including, without limitation parcels 3, 4, 5 and 9 of Pembroke Shores (according to the Site Plan for Pembroke Shores dated January 27,
1994 (as revised August 26, 1994), prepared by R. P. Legg and Associates, Inc.) that is owned by a land trust pursuant to the Joint Venture Agreement and will be conveyed to the Company without material diminution to acreage and without diminution to the density provided in such site plan
(collectively "Owned Real Property"), identifying the owner of each parcel and whether each parcel is housing inventory, lot inventory, or land.
Except as set out in the Disclosure Schedule, with respect to each such parcel of real property:

                   (a) the identified owner has good, marketable and indefeasible fee title to the Owned Real Property (as identified in the Disclosure Schedule), and except as set out in the Title Policies and endorsements thereto defined in the Disclosure Schedule, free and clear of any Security Interest, easement, covenant, or other restriction, except for liens for real estate taxes not yet delinquent and notices of commencement recorded in the Ordinary Course of Business;

                   (b) there are no pending or, to the Knowledge of Seller, threatened condemnation proceedings, moratoria, lawsuits, or administrative actions relating to the property or other matters affecting materially and adversely the current use, occupancy, or value thereof;

                   (c) except as set out in the Title Policies, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property provided that the representation made in this Section 4(m)(i)(C) shall be limited , with respect to Pembroke Shores, to Seller's Knowledge thereof;

                   (d) there are no outstanding contracts, options or rights of first refusal to purchase any of the Owned Real Property or any portion thereof or interest therein except for contracts for the sale of homes as described in Section 4(m) of the Disclosure Schedule, all of which were entered into in the Ordinary Course of Business;

                   (e) there are no parties (other than the Company or the Joint Venture) in possession of the Owned Real Property, other than as disclosed in Section 4(m)(i) of the Disclosure Schedule provided that the representation made in this Section 4(m)(i)(E) shall be limited, with respect to Pembroke Shores, to Seller's Knowledge thereof;

                   (f) Section 4 (m)(i) of the Disclosure Statement identifies each lot or parcel of Owned Real Property upon which a unit has been completed or is being constructed and indicates which lots or parcels are subject to a contract of sale (and if so, the name of the purchaser, the deposit received, the purchase price and anticipated closing date). To Seller's Knowledge, each lot or parcel and the buildings located thereon are consistent and in compliance with the applicable local government comprehensive plan and applicable zoning laws and ordinances and have received all approvals of governmental authorities (including licenses and permits) for the construction and, if the unit is completed, the use and occupancy thereof. Section 4 (m)(i) of the Disclosure Schedule includes a true, complete and correct copy of the Company's standard form contract for the sale of houses, which the Seller represents to be the form used for all pending sales of houses. Section 4
(m)(i) of the Disclosure Schedule also contains true, correct and complete copies of the Company's standard form reservation receipt, which Seller represents to be the form used by the Company for all pending reservations of the right to purchase any lot or parcel constituting any part of the Owned Real Property from the Company, and a list of all such pending reservations including the amount deposited and the purchase price placed on the receipt or quoted verbally in connection with each such reservation;

                   (g) section 4 (m)(i) of the Disclosure Statement identifies each lot or parcel of Owned Real Property upon which no housing unit has been, or is being, constructed. Section 4 (m)(i) identifies (a) the nature and type of housing units planned for each such lot or parcel ("Planned Improvements"); (b) the status to Seller's Knowledge of all government approvals required to permit construction of the Planned Improvements and all government approvals obtained through the Closing Date with respect to the Planned Improvements; (c) an identification of all developer's agreements to Seller's knowledge in effect, together with all amendments thereto; (d) the status of construction to Seller's Knowledge of all land improvements and infrastructure required to complete developed lots which will allow construction of the Planned Improvements; (e) a list the nature and extent to Seller's Knowledge of all off-site and on-site obligations required in connection with the Planned Improvements, and the status to Seller's Knowledge of each and the instrument creating each such obligation; (f) a full description to Seller's Knowledge of all mitigation requirements that the Company or the Joint Venture must satisfy with respect to the Owned Real Property, all such requirements completed through the Closing Date and the instrument pursuant to which each such mitigation obligation was imposed; and (g) a list to Seller's Knowledge of the impact fees applicable to the Planned Improvements, the impact fees paid through the Closing Date and the instrument creating the obligation to pay each such impact fee. To Seller's Knowledge, the development of the Planned Improvements on each such parcel is consistent, and will be in compliance, with applicable local government comprehensive plan and zoning laws and ordinances currently in effect (without the necessity of amending the local government comprehensive plan or zoning laws or obtaining changes to, or variances from existing zoning except as disclosed in Section 4(m) of the Disclosure Schedule and except as will not cause a substantial change in the accuracy of any of the representations and warranties contained in Section 4(m)(i));

                   (h)     to Seller's Knowledge, except as disclosed in
Section 4 (m)(i) of the Disclosure Statement, the existing and the Planned Improvements have the right to receive (pursuant to enforceable agreements) electricity, telephone, potable water, solid waste, sanitary sewer and storm sewer service, all of which are adequate in accordance with all applicable laws, ordinances, rules and regulations to serve the existing and Planned Improvements and are provided via public roads or via permanent, irrevocable, unencumbered, appurtenant easements benefiting the parcel of real property. The agreements establishing such rights are identified in Section 4 (m)(i) of the Disclosure Statement;

                    (i) to Seller's Knowledge, the existing and the Planned Improvements are vested for purposes of "concurrency" (i.e., for purposes contemplated by Section 163.3180 Florida Statutes and the applicable local government comprehensive plan) and construction and use thereof will not be delayed, impaired or prohibited on the grounds that there is inadequate infrastructure available concurrent with construction to adequately serve the improvement. The period of vesting and the instruments, if any, pursuant to which such vested rights were created are set forth in Section 4 (m)(i) of the Disclosure Statement;

                   (j) to Seller's Knowledge, there are no unusual physical site characteristics that will prevent construction of, or will result in unusual costs of construction of, the Planned Improvements (including, without limitation, unusual soil conditions, existence of plants or animals that are endangered, threatened or are of special concern or any habitat of the foregoing, existence of wetlands, or the need to dredge and fill). To Seller's Knowledge, there is no fact or circumstance that will cause any of the Planned Improvements to be delayed substantially beyond the respective dates set forth in Section 4(m) of the Disclosure Schedule;

                   (k) each parcel of Owned Real Property has legal access to dedicated public rights-of-way without the necessity of obtaining or relying upon easements from any third party, except for such easements as have been or will be obtained by the Company prior to the Closing Date;

                   (l) to Seller's Knowledge, neither Seller nor the Company nor the Joint Venture has received any notice of any violations of any zoning laws, building laws or other regulatory laws, statutes, ordinances or agreements relating to the Owned Real Property that would have a Material Adverse Effect;

                   (m) except as disclosed in Section 4 (m)(i) of the Disclosure Statement, the Owned Real Property is not subject to any homeowners' or property owners' associations. Section 4 (m)(i) of the Disclosure Statement identifies each such association that was formed by, or is controlled by, the Company or to which the Owned Real Property is subject. To Seller's Knowledge, as to each such association the Company or the Joint Venture, as applicable, has fully complied with all of its obligations under the documents establishing the association and all applicable laws, and has paid all dues and other obligations to the associations that were the obligations of the Company to pay. To Seller's Knowledge, with respect to each association that is or was formerly controlled by the Company or the Joint Venture, the budgets fairly represented the costs for which the association was liable and established adequate reserves for replacement of all capital improvements (and all required payments with respect to such reserves have been made);

                   (n)     to Seller's knowledge except as disclosed in
Section 4(m)(i) of the Disclosure Statement, the Owned Real Property is not subject to any special taxing district in existence as of the Closing Date.
Section 4 (m)(i) of the Disclosure Statement identifies any such district that was formed by Seller or the Joint Venture;

                   (o) the Company possesses good, valid, and enforceable policies of owner's title insurance) with respect to each parcel of Owned Real Property ("Title Policies"). Each such Title Policy is listed in Section 4(m)(i) of the Disclosure Statement and true and complete copies of each such policy (including all endorsements and amendments thereto) have been provided by Seller to Buyer. To Seller's Knowledge, the Title Policies accurately reflect the current status of title with respect to the Owned Real Property and there have been no additional liens, encumbrances, or other matters affecting the status of the title of the Owned Real Property except as set forth in Section 4(m)(i) of the Disclosure Schedule;

                   (p) Seller has no Knowledge of any legislation, ordinance, or other governmental action pending or contemplated that would have a Material Adverse Effect upon the ability to construct and sell the Planned Improvements, except as set forth in Section 4 (m)(i) of the Disclosure Statement;

                   (q) Seller has delivered to Buyer those surveys and plats of the Owned Real Property identified in Section 4(m)(i) of the Disclosure Schedule (the "Surveys"). Subsequent to the last certificate date of each such Survey, there have arisen, to Seller's Knowledge, no new encroachments or other matters of survey other than as listed in Section 4(m)(i) of the Disclosure Schedule. The representations and warranties made above in Sections 4(m)(i)(C) through (Q) shall be limited, with respect to the Owned Real Property described in the Disclosure Schedules as the "Titusville Property", the "Rolling Green Ridge Property", the two lots owned by the Company in the "Chapel Trail Property" and the two lots owned by the Company in the "Lago Mar Property", to the matters, if any, set forth in the Disclosure Schedule with respect to those properties.

           ii. The Headquarters Lease is the only lease or sublease for real property to which the Company is a party. The Joint Venture is not the lessor or the lessee of any real property. With respect to the Headquarters
Lease:

                   (a) the lease is legal, valid, binding, enforceable, and in full force and effect in all material respects;

                   (b) the lease will continue to be legal valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                   (c) neither the Company nor to the Knowledge of Seller the landlord is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder;

                   (d) neither the Company nor, to the Knowledge of Seller, has the landlord repudiated any provision thereof;

                   (e) there are no material disputes, oral agreements, or forbearance programs in effect as to the lease;

                   (f) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

                   (g) the leased premises have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained substantially in accordance with applicable laws, rules, and regulations; and

                   (h) the leased premises are supplied with utilities and other services necessary for the operation thereof.

           iii. Except for (a) the Company's right to acquire parcels 3, 4, 5 and 9 of Pembroke Shores according to the preliminary site plan thereof under the Joint Venture Agreement and (b) contracts for the sale of individual housing units as set forth in Section 4 (m)(i) of the Disclosure Schedule, neither the Company nor, to Seller's knowledge, the Joint Venture is a party to any contract, agreement, option or understanding pursuant to which the Company, the Joint Venture or any other Person has the option or other right to acquire real property or any interest therein.

     N.    Intellectual Property.

           i. To Seller's Knowledge, the Company and the Joint Venture own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of their respective businesses as presently conducted. To Seller's Knowledge, each item of Intellectual Property owned or used by the Company or the Joint Venture immediately prior to the Closing hereunder will be owned or available for use by the Company or the Joint Venture on identical terms and conditions immediately subsequent to the Closing hereunder.

           ii. To Seller's Knowledge, neither the Company nor the Joint Venture has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and (b) none of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or the Joint Venture must license or refrain from using any Intellectual Property rights of any third party). To Seller's Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or the Joint Venture.

           iii. To Seller's Knowledge, Section 4(n) of the Disclosure Schedule sets forth all names, trade names, trademark and service marks owned by the Company or the Joint Venture, respectively ("Company Names"); and no other Person has the right to use the Company Names either in the identical form or in such near resemblance as to be likely, when applied to the goods or services of such entity, to cause confusion, or to cause mistake, or to deceive.

           iv. Pursuant to the agreements between the Company and Sotolongo Oliva & Associates identified in Section 4(n) of the Disclosure Schedule
(the "Architect's Agreements"), the Company has the right to use all housing plans, blueprints, elevation drawings, diagrams, and the like (collectively the "Plans") which have been or are currently being used by it in the construction of homes and all Intellectual Property rights relating to the Plans used by it. The Company has the right to use such Plans now and in the future without further payment of fees or other compensation to any other Person, except as set forth in the Architect's Agreements.

           v. The parties agree and acknowledge that the parties intend for the Buyer and the Company, upon Closing and thereafter, to have the sole and exclusive right to use the Company Names and all other marks and names which include the term "Heftler", and any and all variations thereof, whether or not incorporating any design features or the like and whether or not registered. Accordingly, the Seller agrees that, upon Closing, the Seller shall not thereafter use any of the Company Names. The Seller further agrees that, upon Closing, the Seller shall not thereafter adopt or use (alone or with others) any trade name, trademark, service mark, logo, device, or the like which is or may be confusingly similar to any or all of the Company Names. The Seller agrees and acknowledges that Seller intends to relinquish all rights to use the term "Heftler" (whether alone or with other terms, design features, or the like or not) as a trade name, trademark, service mark, or the like in the real estate business.

     O.    Personal Property.

           i. To Seller's Knowledge, Section 4(o) of the Disclosure Schedule lists all motor vehicles owned, leased, or otherwise used by the Company, all of which are included in the September 30, 1994 Interim Financial Statements.

           ii. To Seller's Knowledge, the Company and the Joint Venture, respectively, own or lease all buildings, machinery, equipment, and other items of personal property actually used by them, located on their premises, or necessary for the conduct of their respective businesses as presently conducted. Prior to the date hereof, the Seller has caused the Company and the Joint Venture to deliver to the Buyer copies of all leases covering such personal property. To Seller's Knowledge, each such item of personal property is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     P. Inventory. To Seller's Knowledge, the inventory of the Company and of the Joint Venture consists of raw materials and supplies, houses, houses under construction, finished lots, and undeveloped land all of which are (i) free from material defect, and (ii) have (with respect to houses and houses under construction) been engineered and constructed properly, taking into account soils and other existing conditions, in accordance with all applicable plans, specifications, laws, regulations, codes, ordinances and standards, including, without limitation, the South Florida Building Code, and (iii) not obsolete, damaged, or defective, subject only to the reserve for inventory write-down, if any, set forth in the Financial Statements as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such entities.

     Q. Contracts. The Disclosure Schedule lists the following contracts and other agreements to which the Company or the Joint Venture is a party, or under which either of them has rights or obligations:

           i. any agreement (or group of related agreements) for the lease of property to or from any Person, exclusive of sign or storage leases, or leases costing less than $1,000 a year and in the Ordinary Course of Business;

           ii. any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services (including, without limitation, all construction contracts and infrastructure contracts), the performance of which will extend over a period of more than one year, result in a material loss to the Company or the Joint Venture or involve consideration in excess of $10,000 (but excluding contracts for any single house to be sold in the Ordinary Course of Business listed in Section 4(q) of the Disclosure Schedule);

           iii. any material agreement concerning a partnership or joint venture;

           iv. any agreement (or group of related agreements) under which the Company or the Joint Venture has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $1,000 or under which Company or the Joint Venture has imposed a Security Interest on any of its assets, tangible or intangible;

           v.      any agreement concerning confidentiality or noncompetition;

           vi. any agreement with any Person included in the definition of Seller or any Affiliates;

           vii. any profit sharing plan, stock option plan, stock purchase plan, or stock appreciation plan, and any bonus, incentive, supplemental income, deferred compensation, severance, vacation, personnel policies or other material plan, arrangement, program, policy, practice or understanding for the benefit of its current or former directors, officers, and employees outside the Ordinary Course of Business;

           viii.    any collective bargaining agreement;

           ix. any agreement for the employment (other than at will) of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $15,000 or providing severance benefits;

           x. any agreement under which either the Company or, to Seller's Knowledge, the Joint Venture has advanced or loaned any amount to any of their respective directors, officers, shareholders, partners, independent contractors, managers and employees outside the Ordinary Course of Business;

           xi. any agreement under which the consequences of a default or termination could have a Material Adverse Effect;

           xii. any agreement concerning any indemnity, guaranty or other contingent liability, including any surety bond and any letter of credit;

           xiii. any agreement with any lender concerning any loan or loan workout where there is any Liability, contingent or otherwise;

           xiv. all casualty, liability, or other insurance policy or agreement; and

           xv. any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000. Seller has delivered to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 4(q) of the Disclosure Schedule (or a list thereof for subcontracts for the construction of homes and not the written agreements all of which are in substantially the form of Exhibit J hereto ), and a written summary setting forth the material terms and conditions of each oral agreement referred to in the Disclosure Schedule. To Seller's Knowledge, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) the Company is not, and to Seller's Knowledge no other party is, in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such agreement; and (D) no party has repudiated any material provision of such agreement.

     R. Notes and Accounts Receivable. To Seller's Knowledge, all notes and accounts receivable of the Company and the Joint Venture are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, have not been assigned (except in the Ordinary Course of Business), and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth in the Financial Statements and the financial statements of the Joint Venture as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Joint Venture.

     S. Litigation. To Seller's Knowledge, Section 4(s) of the Disclosure Schedule sets forth each instance in which the Company or the Joint Venture or their respective assets and interests is subject to any outstanding complaint (in litigation), injunction, judgment, order, decree, ruling, or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in the Disclosure Schedule could reasonably be expected to result in any Material Adverse Effect.

     T. Product Warranty. To Seller's Knowledge, all structures and improvements sold, constructed or delivered by the Company (including, without limitation, all structures and improvements constructed on behalf of the Company by subcontractors) have been designed and built in a good and workman-like manner and in substantial conformity with (i) all plans, specifications and applicable contractual commitments; (ii) all express and implied warranties; and (iii) all applicable laws, regulations, codes, industry standards and building codes (including, without limitation, the South Florida Building Code with respect to structures and improvements subject thereto). Except as set out in Section 4(t) of the Disclosure Schedule, Seller has no Knowledge of any Basis for any present or future product warranty claim against the Company in excess of $1,000.00 per claim. No product manufactured, sold, leased, or delivered by either the Company or the Joint Venture is subject to any guaranty, warranty, or other indemnity (except pursuant to applicable law) beyond the applicable standard terms and conditions of sale or lease, which terms and conditions are set forth in
Section 4(t) of the Disclosure Schedule including copies of the standard terms and conditions of sale or lease for each of the Company and the Joint Venture, containing applicable guaranty, warranty, and indemnity provisions.

     U. Product Liability. Except as set out in Section 4(u) of the Disclosure Schedule, neither the Company nor the Joint Venture has, to Seller's Knowledge, any Liability (and to Seller's Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company or the Joint Venture giving rise to any Liability) in excess of $1,000.00 per claim arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of such entities.

     V. Employees. To Seller's Knowledge, no executive, key employee, or group of employees of the Company other than Herbert Heftler has expressed any plans to terminate employment with the Company during the next 12 months. Neither the Company nor the Joint Venture, is a party to or bound by any collective bargaining agreement, nor has either of them experienced any strikes, unresolved grievances, unresolved claims of unfair labor practices, or other collective bargaining disputes within the last three years. Neither the Company nor, to Seller's Knowledge, the Joint Venture has committed any material unfair labor practice. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or the Joint Venture. Section 4(v) of the Disclosure Schedule sets forth a complete listing of all employees of the Company, inclusive of employment classifications. To Seller's Knowledge, no material representations, warranties, or promises have been made to or agreements have been reached with any employee at variance with the provisions of the employee manual with respect to their employment, compensation, benefits, or other consideration or matters with respect to the employment by the Company.

     W.    Employee Benefits Plans.

           i. The Disclosure Schedule contains a list of each "employee welfare benefit plan" (as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")): (A) which is (or had within the three-year period before the Closing Date been) maintained or administered by the Company, (B) to which the Company contributes or is (or had within the three-year period before the Closing Date been) legally obligated to contribute, or (C) under which the Company has (or had within the three-year period before the Closing Date) any liability, with respect to its current or former employees or independent contractors (collectively the "Welfare Benefit Plans" and individually a "Welfare Benefit Plan").

           ii. The Disclosure Schedule also contains a list of each "employee pension benefit plan" (as defined in ERISA Section 3): (A) which is (or had within the three-year period before the Closing Date been) maintained or administered by the Company, (B) to which the Company contributes or is (or had within the three-year period before the Closing Date been) legally obligated to contribute, or (C) under which the Company has (or had within the three-year period before the Closing Date) any liability with respect to its current or former employees or independent contractors (collectively the "Pension Benefit Plans" and individually a "Pension Benefit Plan").

           iii. The Disclosure Schedule also contains a list of each employee benefit plan, program, arrangement, agreement, policy or commitment whether insured or uninsured, funded or unfunded, that is not a Welfare Benefit Plan or Pension Benefit Plan, relating to deferred compensation, bonus or compensation in addition to regular pay or wages, stock options, employee stock purchases, severance, unemployment, flexible benefits, disability, vacation, sickness, leave of absence, fringe benefits, employee awards, educational assistance or reimbursement, equity participation (including but not limited to stock appreciation and phantom stock), restricted stock, employee discounts, excess benefits, secular or vesting trust, child or dependent care, long-term and nursing home care, and profit sharing: (A) which is maintained or administered by the Company; (B) to which the Company contributes, or is legally obligated to contribute; or (C) under which the Company has any liability, with respect to its current or former employees or independent contractors (collectively, the "Employee Plans" and individually an "Employee Plan"). Solely for the purposes of this Section, the Employee Plans, Welfare Benefit Plans and Pension Benefit Plans are collectively referred to as "Employee Benefit Plans" and individually referred to as an "Employee Benefit Plan."

           iv. As of the Closing Date, the fair market value (determined in accordance with the Code and ERISA) of the assets (excluding for this purpose any accrued but unpaid contributions) of each Pension Benefit Plan, that is a defined benefit plan as defined in ERISA Section 3(35), exceed the present value of all benefits accrued under each such Pension Benefit Plan determined on a termination basis using the assumptions established by the Pension Benefit Guaranty Corporation ("PBGC") as in effect on such date. With respect to each Pension Benefit Plan, the funding method used in connection with such Pension Benefit Plan has at all times satisfied and will as of the Closing Date satisfy any and all requirements under ERISA or the Code. There is as of the date hereof no "accumulated funding deficiency" as defined in ERISA Section 302(a)(2) and Code Section 412(a) (whether or not waived) which exists, asserted or unasserted, with respect to any plan year of any Pension Benefit Plan.

           v. There is no action, lawsuit, claim for benefits, proceeding, investigation, audit or arbitration pending, as of the date of this Agreement and as of the Closing Date, involving any Employee Benefit Plan.

           vi. There are no liabilities of the Company, contingent or otherwise, accrued or unaccrued, asserted or unasserted, with respect to any Employee Benefit Plan.

           vii. With respect to each Employee Benefit Plan, the Disclosure Schedule sets forth the amount of any contribution made or expense incurred with respect to the Plan's most recent fiscal year ended prior to the date of this Agreement, and the amount of any contribution made, or expense incurred with respect to the period between the close of the Plan's most recent fiscal year and the date hereof, and the amount of any contribution or expense payable in accordance with the contribution formula set forth in any Employee Benefit Plan, authorized by the governing body or duly authorized officer of the Company, or for which the Company is otherwise liable with respect to the period between the close of the most recent plan year for any such plan and the Closing Date.

           viii. All contributions (including all employer contributions and employee salary reduction contributions) which were due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions to any period ending on or before the Closing Date which were not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the
Company.   All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

           ix.     Each Pension Benefit Plan has at all times qualified under
Section 401(a) or 403(a) of the Code and has been tax exempt under Section 501(a) of the Code; each such Pension Benefit Plan at all times prior to the date hereof has been operated and administered in compliance with any and all requirements of the Tax Reform Act of 1986 as amended without regard to when such plan is required to be amended to comply with such Act.

           x.      (1)    No Pension Benefit Plan has ever acquired or held
any "employer security" or "employer real property" each as defined in Section 407(d) of ERISA or if it has, any such acquisition or holding, as so set forth, has at all times been in compliance with ERISA, the Code and all other applicable laws, rules and regulations.

                   (2) No Pension Benefit Plan has ever engaged in a "prohibited transaction" as that term is defined in Code Section 4975 or if it has, any such transaction is set forth in detail in Section 4(w) of the Disclosure Schedule.

                   (3) No Fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit
Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or to the knowledge of the Seller and the officers and directors of the Company threatened. Neither the Seller nor the directors and officers of the Company has any Knowledge of any Basis for any such action, suit, proceeding, hearing or investigation.

           xi. There are no premiums due to PBGC for any Pension Benefit Plan and the Company has not incurred nor does it expect to incur any liability to the PBGC or otherwise under ERISA Sections 4062, 4063 or 4064 or to a trust under ERISA Section 4049.

           xii. The Company has not taken any action, and no proceeding has been commenced by the PBGC to terminate or partially terminate any Pension Benefit Plan and no condition, fact or circumstance exists which would permit a distress termination of any Pension Benefit Plan under ERISA Section 4042(c).

           xiii. Separately identified on the Disclosure Schedule are true and complete copies of: (A) each Employee Benefit Plan listed on the Disclosure Schedule (including any amendments or modifications), and all related trust agreements, custodial agreements, agency agreements, insurance or annuity contracts, and any other funding instruments), including any amendments or modifications to such agreements or instruments; (B) the most recent summary plan description for each Welfare Benefit Plan and each Pension Benefit Plan (and any subsequent summary of material modifications) and any other written description of such plans or written interpretations of such plans whether or not distributed to participants or beneficiaries; (C) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Benefit Plan and each private letter ruling or determination letter issued by the Internal Revenue Service relating to any Employee
Benefit Plan; (D) the Annual Reports on the form 5500 Series (and each related summary annual report) required to be filed with any governmental agency for each Employee Benefit Plan for the three (3) most recent plan years (together with any actuarial, accounting, fiduciary or trustee reports for such plan years; (E) documentation or reports reflecting any tests showing compliance with Code Sections 415, 401(k) and 401(m), as applicable, with respect to each Pension Benefit Plan; (F) minutes of the governing body of the Company, each plan administrator or administrative committee relating to each Employee Benefit Plan; (G) filings with, or reports to, the PBGC with respect to each Pension Benefit Plan; (H) each advisory opinion, private exemption or other letter from the U.S. Department of Labor or PBGC or Internal Revenue Service relating to any Employee Benefit Plan; and (I) all information relating to the termination, merger or curtailment of any Employee Benefit Plan of the Company occurring in any of the five (5) calendar years preceding the date of this Agreement, have heretofore been delivered to the Purchaser.

           xiv. All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

           xv. All trust agreements, custodial agreements, investment management agreements, insurance or annuity contracts (or any other funding instruments) and any other agreement relating to any Employee Benefit Plan are legally valid and binding and in full force and effect.

           xvi. The Company does not have any obligation to provide any medical or health benefits to any former employees or retired employees, except to the extent required by Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (hereinafter referred to as "COBRA").

           xvii. The Company has complied with the requirements of COBRA and the rules and regulations thereunder. The Company shall be solely responsible and liable for providing any and all benefits to employees or others (or their covered dependents) of the Company required under COBRA arising from any qualifying event as defined under Code Section 4980B(f)(3) and ERISA Section 603 occurring on or before the Closing Date. The Disclosure Schedule contains a list of: (a) all persons who have elected or who are eligible to elect COBRA continuation coverage under any of the Welfare Benefit Plans, (b) the dates of each qualifying event and COBRA continuation coverage periods for each such person; and (c) the claims experience of each such person for the preceding twelve months plus pending claims for benefits which as of the date of such Schedule have not yet been paid and a prognosis with respect to each such person who has had a significant claim in the preceding twelve months.

           xviii. No condition, fact, or circumstances exists, or will exist at Closing, which would prevent the Company from amending or terminating any Employee Benefit Plan with respect to any current, former or retired employee or independent contractor of the Company.

           xix. Neither the Joint Venture nor any other member of the Controlled Group of Corporations that includes the Joint Venture has sponsored, maintained, or contributed to any Pension Benefit Plan within six years prior to the Closing Date.

           xx. The Joint Venture does not maintain and never has maintained or contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan except in compliance with all laws and regulations relating to any medical, health, or life insurance or other welfare-type benefits.

           xxi. Neither the Company (nor any other member of any controlled group of corporations that now includes or previously included the Company) contributes to, ever has contributed to, or ever has been required to contribute to any Multi-employer Plan or has any liability (including withdrawal Liability) under any Multi-employer Plan.

     X. Guaranties. To Seller's Knowledge, neither the Company nor the Joint Venture is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

     Y.    Environment, Health, and Safety.

          i. To Seller's Knowledge, except as disclosed in the Environmental Reports, (A) the Company and the Joint Venture have each complied with all Environmental, Health, and Safety Laws applicable to them or to the Owned Real Property or the Headquarters Lease in all material respects, and (B) no action, suit, proceeding, hearing, or written notice, investigation, charge, complaint, claim, or demand has been filed or commenced against either of them alleging any failure so to comply. To Seller's Knowledge, without limiting the generality of the preceding sentence, the Company and the Joint Venture have each obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have in all material respects complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws applicable to them or to the Owned Real Property or the Headquarters Lease.

           ii. To Seller's Knowledge, there has been no material Liability asserted against either the Company or the Joint Venture (and neither of such entities has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could reasonably be expected to give rise to any material Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any applicable Environmental, Health, and Safety Law.

           iii. To Seller's Knowledge, the Owned Real Property does not contain asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, or Extremely Hazardous Substances, except for the following which are handled in material compliance with applicable Environmental, Health, and Safety Laws: (A) as to the Headquarters Lease only, chemicals, substances or materials routinely used in office areas and janitorial supplies, cleaning fluids, pesticides and herbicides reasonably necessary for the day-to-day operations of the Owned Real Property, and (B) chemicals, substances or materials reasonably necessary for the construction or repair of improvements on the Owned Real Property.

     Z.    Transactions with Related Parties.  Except as disclosed in
Section 4(z) of the Disclosure Schedule, neither the Seller, nor, to Seller's Knowledge, any officer, director, shareholder, partner, manager, independent contractor or employee of the Company or the Joint Venture, nor any spouse, parent, or child of any of them, has any direct or indirect interest in any competitor, supplier or customer of any of such entities or in any Person from whom or to whom any of such entities leases any property (real or personal), or in any other Person with whom any of such entities is doing business (other than any other Person acting as a customer of any of such entities).

     AA.   Special Taxing Districts.  Except as disclosed in Section 4(aa)
of the Disclosure Schedule, neither the Company nor the Joint Venture is a party to any agreement with any special taxing district.

     BB.   Disclosure.  This Agreement and the Exhibits and Schedules
hereto do not contain any untrue statements of material fact by the Seller or omit to state a material fact necessary to make the statements by Seller herein contained not misleading.

5. Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the
Closing:

     A. General. Each of the parties will use his or its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

     B. Notices and Consents. The Seller will cause each of the Company and the Joint Venture to give any notices to third parties, and will cause each of such entities to use its reasonable efforts to obtain any third-party consents that are required for this transaction or that the Buyer reasonably may request. Without limiting the generality of the foregoing, the Seller shall obtain the written consent and estoppel of (i) the partners of the Joint Venture and (ii) NationsBank, all in form and content reasonably satisfactory to the Buyer, provided that a consent and estoppel will not be required from NationsBank if Herbert Heftler provides financing to the Company in accordance with Section 7(c). Each of the Parties will (and the Seller will cause each of the Company and the Joint Venture to) give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(b), Section 4(a), and Section 4(g) above. Without limiting the generality of the foregoing, each of the parties will file any Notification and Report Forms and related material that he or it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use his or its reasonable best efforts to obtain an early termination of the applicable waiting-period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, provided that all such filings will be prepared by Buyer (Seller shall cooperate, and shall cause the Company to cooperate, in supplying the information necessary to the preparation of such filings) and at Buyer's expense.

     C. Operation of Business. Except as set out on the Disclosure Schedule, the Seller will cause the Company and the Joint Venture to refrain from engaging in any practice, taking any action, or entering into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set out on the Disclosure Schedule, the Seller will cause the Company and the Joint Venture to refrain from engaging in any practice, taking any action, or entering into any transaction of the sort described in Section 4(i) above.

     D. Preservation of Business. The Seller will cause the Company and the Joint Venture to keep their respective businesses and properties substantially intact, including present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     E. Full Access. The Seller will permit, and the Seller will cause each of the Company and the Joint Venture to permit, representatives of the Buyer to have full access at all reasonable times to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of such entities.

     F. Notice of Developments. Each party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 and
Section 4 above, respectively.  No disclosure by any Party pursuant to this
Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     G. Exclusivity. Seller will not (and Seller will not cause or permit the Company and will not vote to allow the Joint Venture to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any ownership interest or capital stock or other voting securities, or any substantial portion of the assets of the Company and/or the Joint Venture (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     H. Title Insurance. Buyer may arrange to obtain endorsements (the costs of which shall be paid by Buyer) to each of the Title Policies which endorsements shall (a) bring the effective date of each Title Policy current through the date of Closing and (b) provide such other assurance as the Buyer shall reasonably request. Seller will cooperate with Buyer in efforts to obtain such endorsements. If Buyer deems it necessary or desirable to obtain new policies of owner's title insurance in order to obtain the above coverage, Buyer may elect to obtain new policies in lieu of endorsements. Each title insurance policy delivered under this Section 5(h) shall insure title to the real property and all recorded easements benefiting such real property, and shall at Buyer's option have an endorsement of the survey exception, limiting it to an exception to "shortages in area" only.

     I. Platting of Pembroke Shores. Seller shall cause the Company to diligently continue efforts to obtain final plat approval from all governmental bodies having jurisdiction with respect to the plat of the Pembroke Shores.

     J. Lawsuits. Seller will cause the Company, and will vote to require the Joint Venture, to preserve all rights under any existing lawsuits to which any of the Company or the Joint Venture is a party and Seller will not permit the Company (and will not vote to allow the Joint Venture to) (i) incur any expenses in connection with any such lawsuits other than those expenses that are reasonably necessary to preserve their rights in connection with any such lawsuit, or (ii) settle any lawsuits without Buyer's prior consent.

     K. Acquisition and Disposition of Real Property. The Company will not, and will not vote to permit the Joint Venture to, acquire or dispose of or agree to acquire or dispose of any interest in real property, other than sales of single family houses by the Company in the Ordinary Course of Business.

     L. Tax Information. The Seller will provide all schedules, computations and details of carry forward attributes necessary for future tax work, including (i) detailed federal tax depreciation schedules, including accumulated depreciation by asset, (ii) schedule of previous and future book-tax differences related to stock incentive plan expenses, (iii) detail of tax capitalization (sec. 263A) methodology, including differences between book and tax capitalized values for any assets as of the Closing Date, (iv) schedule of all deferred temporary differences between book and tax basis in assets and liabilities, and (v) detail of any tax attributes, including quantification of earnings & profits, carrying forward from the Company's last C corporation year.

     M. Sale of Joint Venture Property, etc. The Joint Venture shall not transfer, assign, convey, create a lien, security interest or other encumbrance on (except for liens, security interests or other encumbrances permitted by the Joint Venture Agreement) or otherwise dispose of any interest in any part of Pembroke Shores.

     N. Option to Exclude Assets. If the Buyer so notifies Seller not less than Five (5) days prior to Closing, the Buyer may elect to require the Seller to cause the Company to convey to a third party chosen by Seller prior to Closing either or both of the real property owned by the Company in Brevard County, Florida known as the "Titusville" property and the real property located in Palm Beach County, Florida known as the "Rolling Green Ridge" property. If Buyer makes such election, Seller shall cause the Company to convey to a third party prior to Closing either or both of such properties in accordance with the election of Seller.

6. Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing:

     A. General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instrument and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data belonging to the Company.

     B. Litigation Support. In the event and for so long as Seller, Buyer or the Company actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or the Joint Venture, each of the other parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under
Section 8 below).

     C. Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company or the Joint Venture from maintaining the same business relationships with such entities after the Closing as it maintained with such entities prior to the Closing. Seller will refer all customer inquiries relating to the businesses of such entities to Buyer from and after the Closing.

     D. Confidentiality. Seller will treat and shall retain in strict confidence all of the Confidential Information, refrain from using any of the Confidential Information in competition with or otherwise in a manner detrimental to Buyer, the Company or the Joint Venture except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, any tangible embodiments (and all copies) of the Confidential Information which are in his possession. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use his best efforts to obtain, at the request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

     E. Life Insurance Policies. On or before thirty (30) days after the Closing Date: (i) Roger Heftler shall notify the Buyer of whether he wishes to have the Company assign to him that Life Insurance Policy No. 0511919 issued by Manufacturers Life Insurance Company on the life of Roger Heftler in the amount of $2,500,000.00 and that Life Insurance Policy No. 1304081 issued by National Life of Vermont on the life of Roger Heftler in the amount of $125,000.00 (collectively, the "Life Insurance Policies");
(ii) if he shall have notified the Buyer that he wishes to receive an assignment of the Life Insurance Policies, then he shall have paid to the Company an amount equal to the cash surrender value and any and all other amounts due under the Life Insurance Policies which is approximately $75,000.00 in exchange for the assignment of the Life Insurance Policies to him by the Company; and (iii) if he does not wish to receive an assignment of the Life Insurance Policies, he shall cooperate with the Company in obtaining a cancellation of the Life Insurance Policies and the payment to the Company of the cash surrender values and all other amounts due under the Life Insurance Policies.

     F. Dividends for Taxes. When the final federal income tax return of the Company for the period from January 1, 1994 through the Closing Date is filed, an adjustment to the dividends for 1994 personal federal income Taxes of the Seller paid at the Closing pursuant to Section 2(g) shall be made based on the final taxable income of the Company for that period so that the Seller will have received dividends for 1994 in an amount equal to 39.6% of such final taxable income (the "Final Dividend"). If the dividends paid to the Seller at the Closing pursuant to Section 2(g) with respect to the income of the Company from January 1, 1994 through the Closing Date are less than the Final Dividend, then the Company shall pay to the Seller the amount of such deficiency. If the dividends paid to the Seller at the Closing with respect to the income of the Company from January 1, 1994 through the Closing Date are more than the amount of the Final Dividend, then the Seller shall pay to the Company an amount equal to such excess.

     G. Barnett Financing Statements. Not later than sixty (60) days after the Closing Date, the Seller shall deliver to the Buyer UCC-3 Statements of Change in form reasonably satisfactory to the Buyer terminating the following UCC-1 Financing Statements; (i) UCC-1 Financing Statement by the Company in favor of Barnett Bank of South Florida, N.A. filed June 20, 1994 with the Florida Secretary of State under file number 94-0000124831; and (b) UCC-1 Financing Statement by the Company in favor of Barnett Bank of South Florida, N.A. filed June 15, 1994 in Official Records Book 16402 at Page 3187 of the Public Records of Dade County, Florida.

7.         Conditions to Obligation to Close and Covenant of Seller.

     A. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

           i. the representations and warranties of the Seller set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

           ii. the Seller shall have performed and complied with all of his covenants hereunder in all material respects through the Closing;

           iii. the Company and the Joint Venture shall have procured and delivered to the Buyer all of the third party consents specified in Section 5(b) above, except where failure to do so will not have a Material Adverse Effect provided that the consent of NationsBank shall not be required if Herbert Heftler provides financing to the Company in accordance with Section 7(a)(xvii);

           iv. Seller shall have delivered to Buyer not less than three (3) Business Days prior to the Closing Date the Financial Statements (including, without limitation, the October 31, 1994 Interim Financial Statements), and the October 31, 1994 Interim Financial Statements shall not differ materially and adversely from the September 30, 1994 Interim Financial Statements of the Company;

           v. no action, suit, or proceeding shall be pending or threatened before any court or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of the Buyer to own the Purchased Shares and to control the Company or (D) affect materially and adversely the right of any of the Company or the Joint
Venture to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

           vi. the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i) -
(iv) is satisfied in all respects; and to his Knowledge, 7(a)(v);

           vii. all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies, if any are required;

           viii. the Buyer shall have received from counsel to the Seller an opinion in form reasonably satisfactory to the parties and their respective counsel;

           ix. the Buyer shall have received the resignation, effective as of the Closing, of Herbert Heftler (a) from each position as director and officer of the Company or the Joint Venture, and (b) as a member of each architectural control committee and as a member of each board of directors of any homeowner's association, with respect to any real property owned by the Company or the Joint Venture;

           x. those persons identified in Exhibit K shall have entered into Employment Agreements with the Company in the form and on the terms of those certain Employment Agreements attached hereto as Exhibit K ("Employment Agreements");

           xi. all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller and the Buyer;

           xii. Buyer shall have received an Agreement Not To Compete, in the form of Exhibit L, executed by Herbert Heftler and Monica A. Heftler;

           xiii. Buyer shall have received a consent and estoppel certificate in the form of Exhibit M, and an amendment to the Joint Venture Agreement in the form of Exhibit N, executed by all partners of the Joint Venture;

           xiv. except for changes in the Ordinary Course of Business the Unaudited consolidated balance sheets and statements of income and changes in stockholders' and partners' equity as of and for the period ended the last day of the calendar month immediately preceding the month in which Closing occurs are not materially and adversely different than the October 31, 1994 Interim Financial Statements;

           xv. all letters of credit identified on Exhibit O, including, without limitation the Skylake Letter of Credit, shall have been replaced, or shall continue in effect, on substantially the same terms and conditions as govern such letters of credit on the date of this Agreement;

           xvi. the Buyer shall have received copies of all current casualty, liability, and other insurance policies, including without limitation
Preferred Builders Warranty Program with respect to the Company and the Joint Venture;

           xvii.   (A)     the Buyer shall have received confirmation
satisfactory to the Buyer that NationsBank has consented to the Buyer's purchase of the Purchased Shares with the result that the NationsBank Agreement shall continue in full force and effect pursuant to its terms and that NationsBank has consented to increase the loan to the Company to not less than $20,000,000 which shall include an amount sufficient to replace the Skylake Letter of Credit (or such other terms to which the Buyer may agree) following consummation of the transactions herein contemplated without breach, default or acceleration thereunder (or any act or omission which with the giving of notice, lapse of time or both would constitute a breach or default or permit acceleration thereunder), or (B) Buyer and Herbert Heftler shall have entered into agreements for the furnishing of financing to the Company on the same terms and conditions as provided in the NationsBank Agreement in accordance with Section 7(c);

           xviii. the Buyer shall have received a written termination satisfactory to Buyer of each of the Stockholders' Agreements executed by the respective parties thereto;

           xix. none of the Owned Real Property is found to contain or be contaminated by an Extremely Hazardous Substance and Seller has not been found to have generated, transported or disposed of any Extremely Hazardous Substance on any property or land for which Seller may have a material liability;

           xx. the Buyer shall have received written terminations satisfactory to the Buyer of that Co-Ownership Agreement, dated as of September 27, 1991, by and between Thomas Iglesias, Joel B. Kovin, Candace Sharpsteen and Jack Shell (the "Owners"), and of that Split Dollar Insurance Agreement, dated as of September 27, 1991, by and between the Company and the Owners, as amended by that Termination Agreement, dated as of September 22, 1992, by and between the Company, Richard Molinari and the Owners; and

           xxi. as of the Closing Date, the Joint Venture Agreement shall not have been amended without Buyer's prior written consent (which consent will not be unreasonably withheld).
The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

     B. Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by Seller in connection with the Closing is subject to satisfaction of the following conditions:

           i.      the representations and warranties of the Buyer set forth in
Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

           ii. the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, including without limitation payment of the Purchase Price;

           iii. no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

           iv. the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in 7(b)(i)-(iii) is satisfied in all respects;

           v. all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller, the Buyer, the Company and the Joint Venture shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in this Agreement;

           vi. in connection with any Liabilities shown on or reflected in the Financial Statements and which will remain outstanding after the Closing (the Parties hereto acknowledge that the Liabilities listed on Exhibit P attached hereto will be paid at the Closing), the Seller shall have either (A) been released from and against all liability relating to any outstanding guarantees executed by Seller in connection with such Liabilities or (B) received an indemnity from the Company in form and substance satisfactory to Seller and Buyer pursuant to which the Company shall indemnify and hold Seller harmless from and against all liability relating to any such guarantees;

           vii. all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

           viii. the Company and those Persons identified in Exhibit K shall have entered into Employment Agreements in the form and on the terms of those certain Employment Agreements attached hereto as Exhibit K;

           ix. if NationsBank issues a letter of credit to replace the Skylake Letter of Credit, then, simultaneously with the Closing, Herbert Heftler shall be released from any and all liability with respect to the Skylake Letter of Credit and any and all liens, security interests and assignments of any assets of Herbert Heftler given in connection with the Skylake Letter of Credit shall be released; and

           x. the Seller shall have received from counsel to the Buyer an opinion reasonably satisfactory to the parties and their respective counsel. The Seller may waive any condition specified in this Section 7(b) if he executes a writing so stating at or prior to the Closing.

     C. Financing from Herbert Heftler. If NationsBank does not consent to the Buyer's purchase of the Purchased Shares with a result that the NationsBank Agreement does not continue in full force and effect with provision for an increase in the loan to the Company to not less than $20,000,000.00 including an amount sufficient to replace the Skylake Letter of Credit, or if NationsBank does not make a new loan to the Company on the aforesaid terms and conditions, then Herbert Heftler shall furnish financing to the Company on the same terms and conditions as provided in the NationsBank Agreement, including, without limitation, the furnishing of a revolving credit facility of not less than $12,000,000.00 and a letter of credit facility of not less than $5,000,000.00.

8.         Remedies; Indemnifications.

     A. General. Prior to Closing, if Buyer is in material default of this Agreement, Seller's sole remedy shall be to receive the Good Faith Deposit as liquidated damages pursuant to Section 2(c) above. After Closing, if the Buyer, after ten (10) days' written notice and opportunity to cure, is in material default under this Agreement, the Seller shall be entitled to all rights and remedies available to Seller at law or in equity including, without limitation, the right to seek specific performance of Buyer's obligations hereunder. Before or after Closing, if the Seller, after ten (10) days' notice and opportunity to cure, is in material default under this Agreement, the Buyer shall be entitled to all rights and remedies available to Buyer at law or in equity including, without limitation, the right to seek specific performance of the Seller's obligations hereunder. Seller acknowledges that monetary damages would not adequately compensate Buyer for Seller's breach or default hereunder.

     B. Survival of Representations and Warranties. All of the representations, warranties and indemnities of the parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect thereafter through the earlier of: (i) expiration of the applicable statutes of limitations shall have expired for claims which may be brought hereunder and for claims in respect of which a party is entitled to indemnification hereunder may be brought; or (ii) seven (7) years from the Closing Date.

     C.    Post-Closing Indemnification Provisions for Benefit of the
Buyer. After Closing, and provided that Buyer or the Company makes a written claim for indemnification against the Seller pursuant to Section 10(g) below, the Seller agrees to indemnify the Buyer, the Buyer's officers, directors, employees and agents and the Company and hold each of them harmless from any claim, loss, liability, cost or expense (including reasonable attorney's fees and court costs at all levels) (collectively, "Losses") incurred by the Buyer or the Company occurring or resulting from:
(i) any breach of any warranty, representation or covenant by the Seller contained in this Agreement (or the allegation of facts by a third party which if true would constitute a breach by the Seller); (ii) the non-performance by the Seller hereunder; (iii) claims of whatever nature (including, without limitation, claims for personal injury, wrongful death or property damage) against the Company (including, without limitation, the Company in its capacity as a general partner of the Joint Venture) or any of the Assets based upon facts, circumstances, causes of action or occurrences arising prior to the Closing, except for such facts, circumstances, causes of action and occurrences as have been specifically, properly and accurately disclosed on the Disclosure Schedule or in the Financial Statements; or (iv) any Tax imposed on the Seller, the Company or the Joint Venture for all periods prior to the Closing Date or on the Seller or the Company for any built-in-gain under Code Section 1376 resulting from the sale of property during any of the Company's S corporation years through the short period ending on the Closing Date.. The preceding clause (iv) is intended to impose strict liability to indemnify the Buyer and the Company with respect to any Loss suffered by the Buyer or the Company for any Tax imposed on Seller, the Company or the Joint Venture for all periods prior to the Closing Date or on the Seller or the Company for any built-in gain under Code Sec. 1374 resulting from the sale of property during any of the Company's S corporation years through the short period ending on the Closing Date, even though Seller may not have breached any representation or warranty contained in Section 4(k) by reason of Seller's lack of knowledge with respect to those representations and warranties.

The foregoing notwithstanding, the Seller shall have no obligation to indemnify the Buyer or the Company for: (i) any matter referenced in (i),
(ii), or (iii) in the immediately preceding paragraph until one or both of the Buyer and the Company have suffered Losses in excess of the aggregate amount of $100,000.00 as a result thereof (after which point the Seller's obligation to indemnify for such matters shall be unqualified); (ii) any Loss occurring or resulting from any product warranty claim by a purchaser of a housing unit, or from injury to an individual or property, of less than $1,000.00, provided that, if any Loss occurring or resulting from any product warranty claim by a purchaser of a housing unit, or from injury to an individual or property, shall be in the amount of $1,000.00 or more, only the amount, if any, of each such Loss in excess of $1,000.00 shall be counted towards the $100,000.00 limitation stated in the immediately preceding clause (i); and (iii) any Loss occurring or resulting from any matter disclosed in Section 4 of the Disclosure Schedule if such matter has been properly and accurately disclosed in the Disclosure Schedule, . The limitations set forth in this paragraph shall not be applicable with respect to the indemnification contemplated by Clause (iv) (regarding Taxes) in the immediately preceding paragraph or with respect to any breach by Seller (or the allegation of facts by a third party which, if true, would constitute a breach by Seller) of any representation, warranty or covenant set forth in
Section 4(w) (regarding employee benefit plans).

If any third party shall notify the Buyer or the Company with respect to any matter which may give rise to a claim for indemnification or if the Buyer or the Company shall incur a Loss for which indemnification may be provided under this Section 8 (each an "Indemnified Claim"), then the Buyer or the Company, as the case may be, shall notify the Seller and any insurance carrier providing applicable coverage of the Indemnified Claim. If the carrier under any insurance policy applicable to the Indemnified Claim denies coverage, then the Indemnified Claim shall be defended in accordance with Section 8(e).

If any third party may be responsible for an Indemnified Claim, then the Buyer or the Company, as the case may be, shall seek recovery of the Indemnified Claim from such third party by appropriate proceedings diligently pursued. If all or any portion of the Indemnified Claim cannot be recovered from any such third party (or from an applicable insurance carrier) by appropriate proceedings diligently pursued, then the Seller shall pay such Indemnified Claim subject to the provisions of this Section 8(c).

If Buyer has given all notices of an Indemnified Claim to Seller as required by this Section 8, then, in the event Seller shall otherwise become liable for such Indemnified Claim under this Section 8, the obligation for indemnification shall not be barred by any statute of limitations or by the survival period provided in this Section 8; provided, further that Buyer shall have notified Seller that such Indemnified Claim is still pending within ninety (90) days prior to the end of such survival period; and, provided further, that demand for payment upon Seller is made within ninety
(90) days after the obligation of the Seller to indemnify such Indemnified Claim becomes final.

     D. Post-Closing Indemnification Provisions for Benefit of the Seller. If after Closing, in the event the Buyer breaches or has breached (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, covenants and agreements contained herein, and, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 10(g) below within the survival period for such claim, then the Buyer agrees to indemnify the Seller from and against the entirety of any Loss (including any Loss the Seller may suffer after the end of any applicable survival period) occurring or resulting from the breach (or the alleged breach); provided, however, that the Buyer shall not have any obligation to indemnify the Seller from and against any Loss occurring or resulting from the breach of any representation, or warranty, covenant or agreement contained herein until the Seller has suffered Losses by reason of any such breach or breaches in excess of the aggregate amount of $100,000 (after which point the Buyer will be obligated to indemnify the Seller from and against further
Loss).

     E.    Matters Involving Third Parties.  Subject to Sections 8(c) and
8(d) above:

           i.      If any third party shall notify the Seller or the Buyer
(the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

           ii. Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Loss the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief that could have a Material Adverse Effect, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

           iii. So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(e)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement or with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably) and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party that could have a Material Adverse Effect.

           iv. In the event any of the conditions in Section 8(e)(ii) above is or becomes unsatisfied however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, (but shall advise) any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Loss the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

     F. Insurance. For seven (7) years from and after the Closing Date, the Buyer shall cause the Company to maintain each type of insurance coverage in the amount maintained by the Company as of the date of this Agreement so long as such type of coverage is available from a recognized commercial insurance carrier selected by the Buyer and accepted by the Seller (which acceptance shall not be unreasonably withheld). If such coverage is unavailable and cannot be obtained as provided in the immediately preceding sentence, then Buyer shall notify Seller sixty (60) days (or as soon as is otherwise practical if Buyer has not been notified of such unavailability before sixty (60) days prior to the termination of such coverage) prior to the termination of the existing insurance policy at that time. Further, in the event Buyer dissolves the Company or otherwise causes the Company to cease to exist as an entity, Buyer will thereafter for the remainder of the period of seven (7) years after the Closing Date cause the Company to be included as a named insured on Buyer's insurance policies so that the intent and effect of this Section 8(f) remains unchanged. If any claim that would give rise to indemnification under this Section 8 during such seven year period is still pending at the end of such seven year period, Buyer shall be responsible to maintain the insurance required herein until all such claims are disposed of.

     G. Other Indemnification Provisions. The Seller will not make any claim for indemnification against the Company or the Joint Venture by reason of the fact that Seller was a director, officer, employee, or agent of either such entity or was serving at the request of the Company or the Joint Venture as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

9.         Termination.

     A. Termination of Agreement. The parties may terminate this Agreement as provided below:

           i. the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

           ii. the Buyer may terminate this Agreement by giving written n tice to the Seller on or before the Closing Date or the Outside Closing Date, as the case may be, if the conditions to Closing in Section 7(a) are not satisfied by the Closing Date or the Outside Closing Date; and

           iii. the Seller may terminate this Agreement by giving written notice to the Buyer on or before the Closing Date or the Outside Closing Date, as the case may be, if the conditions to Closing in Section 7(b) are not satisfied by the Closing Date or the Outside Closing Date.

     B. Effect of Termination. If either Party terminates this Agreement pursuant to Section 9(a) above as a result of a default of the other Party, the Parties shall have the rights and remedies set forth in
Section 8 above.

10.        Miscellaneous.

     A. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party hereto; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to such disclosure).

     B. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective heirs, successors and permitted assigns.

     C. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

     D. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective heirs, successors and permitted assigns. No party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other party hereto; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     E. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     F. Heading. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     G. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:                                  Copy to:
         c/o Heftler Realty Co.            Juan E. Rodriguez, Esq.
         9450 Sunset Drive                 Salomon, Kanner, Damian
         Miami, Florida 33173                &Rodriguez,P.A.
         Attention:  Mr. Joel B. Kovin     Suite 2550
         Telecopy No.:  (305) 279-1619     World Trade Center
                                           80 S.W. 8th Street
                                           Miami, Florida 33130
                                           Telecopy No.:  (305) 374-1719

If to the Buyer:                                   Copy to:
         Continental Homes Holding Corp.   David B. McCrea, Esq.
         c/o Timothy C. Westfall, Esq.     Mershon, Sawyer, Johnston,
         Vice President/General Counsel      Dunwody & Cole
         7001 North Scottsdale Rd.         4500 First Union Financial
         Suite 2050                          Center
         Scottsdale, Arizona 85253         200 S. Biscayne Blvd.
         Telecopy No.: (602) 991-1682      Miami, Florida 33131
                                           Telecopy No.: (305) 376-8655

Each person included in the term Seller hereby irrevocably appoints Joel B. Kovin as agent for the receipt of notice under this Agreement. Notice of any matter under this Agreement given to Joel B. Kovin in accordance with this Section 10(g) shall be binding on each such person. Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     H. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

      I. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     J. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     K. Cost of Transaction. Each of the parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the transaction contemplated hereby.

     L. Legal Fees & Costs. In the event that either Seller or Buyer elects to incur legal expenses to enforce or interpret this Agreement or to claim damages for any alleged breach or default in the performance of this Agreement or any misrepresentation contained in this Agreement, the prevailing party shall be entitled to recover all its legal expenses arising in connection therewith, including, without limitation, attorneys' fees, costs and disbursements through appeal, in addition to such other relief to which such party may be entitled.

     M. Gender and Number. Whenever the context of this Agreement requires, the gender all of words herein shall include the masculine, feminine and neuter, and the number of all words shall include singular and the plural.

     N. Obligations of Seller. All covenants, agreements, representations, warranties, and obligations of the Seller in this Agreement are binding on each Person included in the Seller, in proportion to the percentage of the Purchased Shares owned by each such Person as set forth on Exhibit A.

     O. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     P. Incorporation of Exhibits, Annexes, and Schedules. Any Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     Q. Submission to Jurisdiction. Each of the parties submits to the personal jurisdiction of any state or federal court sitting in Miami, Florida in any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Nothing in this Section 10(q), however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court in which jurisdiction and venue are proper. Each party agrees that a final non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

     R. Hart-Scott-Rodino. It is agreed that Buyer shall pay the $45,000 filing fee with respect to the Hart-Scott-Rodino filing. Said payment shall serve as independent consideration for this Agreement, and in no event shall Seller be obligated to repay such sum or to reimburse Buyer for same.

     S. Time of Essence. Time shall be of the essence in performance of the obligations under this Agreement.

     T.    WAIVER OF TRIAL BY JURY.  THE PARTIES EACH HEREBY WAIVE ANY
RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTIONS SHALL BE DECIDED BY COURT TRIAL, WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     U. Power of Attorney; Deposit of Shares. Each Person included in the Seller hereby names and appoints Juan E. Rodriquez, Esq. as his or her true and lawful attorney (the "Attorney-in-Fact"), with full power of substitution, in the name and on behalf of each such Person for the following purposes:

           i. Each Person included in the Seller shall within 10 days following execution of this Agreement deliver to and deposit with the Attorney-in-Fact the certificate or certificates representing the Purchased Shares owned by such Person, duly endorsed in blank for transfer or accompanied by assignment(s) separate from certificate duly executed by such Person. The Attorney-in-Fact shall accept the delivery and deposit and take possession of and hold such certificate(s) for the Purchased Shares (and accompanying assignments) on behalf of such Person pending the Closing.

           ii. At the Closing, the Attorney-in-Fact shall deliver and surrender to the Buyer such certificate(s) (duly endorsed or accompanied by duly executed assignment(s) as provided above) of each Person included in the Seller in exchange for the Purchase Price at Closing, and the Attorney-in-Fact shall remit to each Person included in the Seller such Person's pro rata portion of the Purchase Price (net of expenses authorized by such Person).

           iii.    In the event of the termination of this Agreement pursuant to
Section 9, the Attorney-in-Fact shall forthwith return to the Persons included in the Seller the certificate(s) for the Purchased Shares (together with any assignment(s) separate from certificate) owned by such Persons.

           iv. The Attorney-in-Fact is empowered, authorized and directed to take any and all action and execute any and all assignments, transfers, certificates, receipts, notices, instructions other documents and instruments on behalf of each Person included in the Seller which may be necessary or desirable prior to, at or after Closing in order to perform and carry out the foregoing actions to be performed and carried out by the Attorney-in-Fact on behalf and in the name of such Person, to perform and carry out the obligations and exercise the rights of such Person under this Agreement and to carry out and consummate the Closing and the sale of the Purchased Shares owned by such Person pursuant to this Agreement.

           v. Prior to the Closing, each Person included in the Seller shall be entitled to vote the Purchased Shares owned and represented by the certificate(s) surrendered by such Person and to receive all dividends or other distributions of whatever kind or nature in respect of such Purchased Shares.

           vi. Each Person included in the Seller hereby ratifies and approves, as fully and to all intents and purposes as such Person might or could do in person, the actions taken or omitted to be taken by the Attorney-in-Fact on behalf of such Person pursuant to this Section. The authority granted to the Attorney-in-Fact under this Section is irrevocable and shall be terminable only upon termination of this Agreement pursuant to Section 9 hereof. The power of the attorney herein conferred on the Attorney-in-Fact shall survive, and not be affected by, the death or disability of any or all Persons included in the Seller.

           vii. The Seller shall indemnify the Attorney-in-Fact against and hold him harmless from any liability, costs, damages or expenses (including reasonable attorneys' fees) arising from or growing out of any actions taken or omitted to be taken by such Attorney-in-Fact hereunder, except in the case of bad faith or willful misconduct.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                 BUYER

                                             CONTINENTAL HOMES HOLDING CORP.

                                                By: /s/Timothy C. Westfall
                                                   -------------------------
                                                   Title: Vice President


                                             SELLER SIGNATURES ARE SET FORTH
                                                ON FOLLOWING PAGE